News Release
For Immediate Release

Contact:  Dan Chila, EVP, Chief Financial Officer (856) 691-7700

Sun Bancorp, Inc. Announces Stock Repurchase Program

Our mission is uncompromising…
…to be the Premier Community Bank in every community we serve

VINELAND, NJ, July 19, 2007 – Sun Bancorp, Inc. (NASDAQ: SNBC) today announced that it intends to initiate a stock repurchase plan covering up to 5%, or approximately 1,000,000 shares, of the Company’s outstanding common stock.  Mr. Sidney R. Brown, Vice Chairman and acting President and Chief Executive Officer of the Company, indicated the repurchased shares would become treasury stock and be available for the Company’s stock benefit plans and general corporate purposes.  The repurchases will be made from time to time in open-market transactions, subject to the availability of shares, over approximately the next 18 months.

Sun Bancorp, Inc. is a multi-state bank holding company headquartered in Vineland, New Jersey.  Its primary subsidiary is Sun National Bank, serving customers through more than 70 branch locations in Southern and Central New Jersey and New Castle County, Delaware. The Bank is an Equal Housing Lender and its deposits are insured up to the legal maximum by the Federal Deposit Insurance Corporation (FDIC). For more information about Sun National Bank and Sun Bancorp, Inc., visit http://www.sunnb.com.

The foregoing material contains forward-looking statements concerning the financial condition, results of operations and business of the Company. We caution that such statements are subject to a number of uncertainties and actual results could differ materially, and, therefore, readers should not place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

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